EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of Caesarstone Sdot-Yam Ltd. and to the incorporation by reference therein of our report dated May 13, 2014 with respect to the consolidated financial statements of Caesarstone Sdot-Yam Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Haifa, Israel
May 28, 2014